                                                                    Exhibit 99.6
                             THOMAS GROUP, INC.
                        INTERLINK TECHNOLOGIES, INC.
                          STATEMENTS OF CASH FLOWS
              TEN MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1994
                               (in thousands)
                                 (Unaudited)


                                               Ten Months Ended   Ten Months Ended
                                                June 30, 1995      June 30, 1994
                                               ================   ================
Cash Flows From Operating Activities
 Net Income (Loss)                                    $ 465         $ (1,120)

 Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
     Depreciation and Amortization                      298              278
     Changes in Operating Assets and Liabilities:
       (Increase) Decrease in Accounts Recei           (685)             388
       Decrease in Prepaids and Other Assets             95                7
       Decrease in Accounts Payable                     (76)             590
       Increase (Decrease) in Corporate Taxe             91              (42)
       Increase in Deferred Revenue                     586              112
       Increase (Decrease) in Accrued Expenses
          and Other Liabilities                           1              (51)
                                                      -----         --------
Net Cash Provided by Operating Activities               775              162

Cash Flows From Investing Activities
 Purchase of Property and Equipment                     (34)             (35)
 Increase in Software Development Costs                (119)            (411)
                                                      -----         --------
Net Cash Used by Investing Activities                  (153)            (446)

Net Cash Flows From Financing Activities
 Net (Decrease) Increase in Demand Note Paya           (150)             400
 Payments on Long-Term Debt                             (66)             (98)
 Payments on Capital Lease Obligations                   (4)             (31)
 Increase (Decrease) in Loans Payable - Offi            (14)             148
                                                      -----         --------
Net Cash Used by Financing Activities                  (234)             419
                                                      -----         --------

Net Increase in Cash                                    388              135

Cash Beginning of Period                                 31             (116)
                                                      -----         --------
Cash End of Period                                    $ 419         $     19
                                                      =====         ========

       The accompanying notes are an integral part of this statement.

                             THOMAS GROUP, INC.
                        INTERLINK TECHNOLOGIES, INC.
    NOTES TO FINANCIAL STATEMENTS FOR THE TEN MONTHS ENDED JUNE 30, 1995

                                 (Unaudited)



1. The unaudited financial statements include all adjustments which, in the opinion of management, are necessary to present fairly the results of operations of the Interlink Technologies, Inc. (Interlink) for the interim periods presented. Such adjustments are of a normal and recurring nature. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto as of and for the years ended August 31, 1994 and 1993.. The results of operations for the ten month period ended June 30, 1995 are not necessarily indicative of the results of operations for the entire year.

2. Uncertainty - In the normal course of business Interlink purchases computer equipment from third party vendors and sells it to customers. In May 1995 Interlink settled a dispute with a customer over vendor equipment which was determined to be non-conforming to the purpose needed by the customer. The sale price to the customer was refunded by Interlink and the disputed equipment was returned to and a full refund received from the vendor. Interlink then sold a different vendor's equipment to the customer for an increased profit to Interlink of approximately $100,000.

3. Operations - Management has taken certain steps since mid 1994 and is currently implementing others to improve operating results and continue the Interlink's viability as a going concern. Management's actions include reducing overhead expenses, increasing sales efforts, and expending revenue sources. As a result of these efforts Interlink earned net income of $465,000 for the ten months ended June 30, 1995.